FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL 2010 RESULTS

~ Fiscal 2010 Net Sales of $1.1 Billion; Increase of 3.1% ~
~ Fiscal 2010 GAAP EPS of $0.68 and Fiscal 2010 Adjusted EPS of $0.87; Increase of 85% ~
~ Cash Flow from Operations of $114 Million; Increase of 208% ~
~ Fiscal 2011 Guidance for Adjusted EPS of $1.15 to $1.25 ~

          New York, New York (August 12, 2010) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its fourth fiscal quarter and year ended June 30, 2010.

FOURTH QUARTER RESULTS

          For the quarter ended June 30, 2010, the Company reported net sales of $228.2 million, an increase of 7.4%, as compared to the fourth quarter of the prior fiscal year. Excluding the favorable impact of foreign currency translation, net sales increased by 7.2%.

          Net income per diluted share for the fourth fiscal quarter ended June 30, 2010 was $0.08, as compared to a net loss per diluted share of $0.13 for the prior year period. Excluding expenses associated with the Company's Global Efficiency Re-engineering initiative and restructuring expenses, net income per diluted share for the three months ended June 30, 2010 was $0.13, as compared to a net loss per diluted share of $0.07 for the prior year period. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

FISCAL 2010 RESULTS

          For the year ended June 30, 2010, the Company reported net sales of $1.1 billion, an increase of 3.1% as compared to the prior year period. Excluding the favorable impact of foreign currency translation, net sales increased by 1.6%. Net income per diluted share was $0.68, as compared to a net loss of $0.22 per diluted share for the prior year period. Excluding expenses associated with the Company's Global Efficiency Re-engineering initiative and restructuring expenses, net income per diluted share was $0.87, as compared to net income per diluted share of $0.47 for the prior year period. The prior year period results also exclude expenses and non-cash charges related to the Liz Claiborne license agreement.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Just over two years ago, we embarked on a global re-engineering of our major business processes and the implementation of a new enterprise software system to improve the efficiencies and scalability of our business. The progress we have made with these initiatives is evident in our results, as we exceeded our targets for our key metrics this year. Specifically for fiscal 2010, adjusted gross margin increased by 260 basis points, adjusted EBITDA margin improved by 100 basis points, EPS (adjusted) grew by 85% and operating cash flow tripled to $114 million, while we increased net working capital by 7%."

          Mr. Beattie continued, "We expect consistent improvement in these metrics over the next several years as we continue to realize the benefits from our re-engineering initiatives. In addition, we recently re-aligned our global marketing and sales organizations to better leverage the opportunities of our brand portfolio on a global basis and are gaining traction with this initiative as well. Our Elizabeth Arden brand in particular is seeing strong momentum, with net sales increasing by 13.5% this past quarter. We expect these initiatives to allow us to drive revenue growth and significant double-digit earnings growth for the next few years."

FISCAL 2011 OUTLOOK

          The Company's guidance for fiscal 2011 reflects current replenishment rates, which, while mixed across retailers, continue to lag retail sell-through overall. For fiscal 2011, net sales are expected to increase by 3.0% to 4.0% over the prior fiscal year, and earnings per diluted share are expected to be in the range of $1.15 to $1.25. The net sales guidance assumes an unfavorable impact from foreign currency rates of approximately 0.5%. The earnings guidance assumes an effective tax rate of 29%. Gross margin is expected to increase by 225 to 250 basis points as compared to fiscal 2010, and cash flow from operations is anticipated to be in the range of $70 million to $80 million. For the first quarter of fiscal 2011, the Company expects net sales of $270 million to $280 million and earnings per diluted share of $0.10 to $0.15.

          The guidance assumes current foreign currency rates and excludes restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative. The Company notes that global economic uncertainty may have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult. The Company believes that net sales and earnings guidance, excluding the impact of foreign currency translation beyond assumed rates, and restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative, as applicable, facilitates period to period comparisons of the Company's operating and financial performance on a consistent basis.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 11:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the "Corporate Info" section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until September 12, 2010.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, PREVAGE® anti-aging treatment, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Mariah Carey, Hilary Duff, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Badgley Mischka, Bob Mackie, Geoffrey Beene, Halston, John Varvatos, Kate Spade, Lucky Brand, and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (212) 212-1068

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net Sales	$228,243	$212,562	$1,103,777	$1,070,225

Cost of Goods Sold:
Cost of Sales	122,776	120,692	602,763	632,654
Depreciation Related to Cost of Goods Sold	1,249	1,050	5,040	4,416

Total Cost of Goods Sold	124,025	121,742	607,803	637,070

Gross Profit	104,218	90,820	495,974	433,155
Gross Profit Percentage	45.7%	42.7%	44.9%	40.5%

Selling, General and Administrative Expenses	94,654	84,955	427,762	401,078
Depreciation and Amortization	5,900	5,903	23,419	21,742

Total Operating Expenses	100,554	90,858	451,181	422,820

Interest Expense, Net	5,199	5,570	21,885	24,814
Debt Extinguishment Costs	82	--	82	--

(Loss) Income Before Income Taxes	(1,617)	(5,608)	22,826	(14,479)
(Benefit from) Provision for Income Taxes	(3,910)	(1,999)	3,293	(8,316)

Net Income (Loss)	$2,293	$(3,609)	$19,533	$(6,163)

As reported:

Net Income (Loss) Per Basic Share	$0.08	$(0.13)	$0.70	$(0.22)
Net Income (Loss) Per Diluted Share	$0.08	$(0.13)	$0.68	$(0.22)

Basic Shares	27,784	27,901	28,017	27,971
Diluted Shares	28,953	27,901	28,789	27,971

EBITDA (a)	$10,731	$6,915	$73,170	$36,493
EBITDA margin (a)	4.7%	3.3%	6.6%	3.4%

Adjusted to exclude the effect of Liz Claiborne-related and restructuring and other expenses, net of taxes (b)(c)(d):

Gross Profit	$104,218	$90,820	$495,974	$453,081
Gross Profit Percentage	45.7%	42.7%	44.9%	42.3%

Net Income (Loss)	$3,846	$(1,850)	$25,123	$13,363

Net Income (Loss) Per Basic Share	$0.14	$(0.07)	$0.90	$0.48
Net Income (Loss) Per Diluted Share	$0.13	$(0.07)	$0.87	$0.47

EBITDA (a)	$12,901	$9,954	$80,589	$67,847
EBITDA margin (a)	5.7%	4.7%	7.3%	6.3%

(a)    EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to reflect the effect of Liz Claiborne-related expenses and restructuring and software implementation costs related to our Global Efficiency Re-engineering initiative. This disclosure is being provided for comparability purposes because we believe it is meaningful to our inventors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of Liz Claiborne-related, restructuring and other expenses. EBITDA margin represents EBITDA divided by Net Sales.

       The table below reconciles net income (loss), as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(In thousands)	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net income (loss)	$2,293	$(3,609)	$19,533	$(6,163)
Plus:
(Benefit from) provision for income taxes	(3,910)	(1,999)	3,293	(8,316)
Interest expense, net	5,199	5,570	21,885	24,814
Depreciation related to cost of goods sold	1,249	1,050	5,040	4,416
Depreciation and amortization	5,900	5,903	23,419	21,742

EBITDA	10,731	6,915	73,170	36,493
Liz Claiborne-related expenses (c)	--	30	--	23,344
Restructuring and other expenses (d)	2,170	3,009	7,419	8,010

EBITDA as adjusted	$12,901	$9,954	$80,589	$67,847

(b)    The table below reconciles the calculation of (i) gross profit, (ii) net income (loss) and (iii) net income (loss) per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to Liz Claiborne-related, restructuring and other expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of Liz Claiborne-related, restructuring and other expenses. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted" and "Net income (loss) as adjusted" and "Net income (loss) per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net income or net income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Adjusted to exclude the effect of Liz Claiborne-related, restructuring and other expenses

Gross Profit:
Gross profit as reported	$104,218	$90,820	$495,974	$433,155
Liz Claiborne-related expenses (c)	--	--	--	19,926

Gross profit as adjusted	$104,218	$90,820	$495,974	$453,081

Net Income (Loss):
Net income (loss) as reported	$2,293	$(3,609)	$19,533	$(6,163)
Liz Claiborne-related expenses, net of tax (c) (e)	--	17	--	14,538
Restructuring and other expenses, net of tax (d) (e)	1,553	1,742	5,590	4,988

Net income (loss) as adjusted	$3,846	$(1,850)	$25,123	$13,363

Net Income (Loss) Per Basic Share:
Net income (loss) income per basic share as reported	$0.08	$(0.13)	$0.70	$(0.22)
Liz Claiborne-related, restructuring and other expenses, net of tax (c) (d) (e)	0.06	0.06	0.20	0.70

Net income (loss) per basic as adjusted	$0.14	$(0.07)	$0.90	$0.48

Net Income (Loss) Per Diluted Share:
Net income (loss) per diluted share as reported	$0.08	$(0.13)	$0.68	$(0.22)
Liz Claiborne-related, restructuring and other expenses, net of tax (c) (d) (e)	0.05	0.06	0.19	0.69

Net income (loss) per basic as adjusted	$0.13	$(0.07)	$0.87	$0.47

(c)   For the twelve months ended June 30, 2009, gross margin and net income include $18.9 million of non-cash expenses relating to the Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the Liz Claiborne license agreement and $1.0 million of Liz Claiborne transition expenses in cost of sales. Net income for the twelve months ended June 30, 2009, also includes $3.4 million of Liz Claiborne transition expenses in selling, general and administrative expenses.

(d)   For the three months ended June 30, 2010, includes $1.4 million related to the implementation of our Oracle accounting and order processing systems, $0.2 million of restructuring expenses related to our Global Efficiency Re-engineering initiative, $0.5 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative and $0.1 million of debt extinguishment costs. For the twelve months ended June 30, 2010, includes $3.9 million related to the implementation of our Oracle accounting and order processing systems, $1.9 million of restructuring expenses related to our Global Efficiency Re-engineering initiative, $1.5 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative and $0.1 million of debt extinguishment costs.  For the three months ended June 30, 2009, includes $1.7 million related to the implementation of our Oracle accounting and order processing systems, $1.3 million of restructuring expenses related to our Global Efficiency Re-engineering initiative and $0.1 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative. For the twelve months ended June 30, 2009, includes $3.4 million related to the implementation of our Oracle accounting and order processing systems, $3.5 million of restructuring expenses related to our Global Efficiency Re-engineering initiative and $1.1 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative.

(e)   On a reported basis, for both the three and twelve months ended June 30, 2010, our effective tax rate, which is calculated as a percentage of loss or income before income taxes, was 241.9% and 14.4%, respectively. On an adjusted basis, for the three and twelve months ended June 30, 2010, our effective tax rate was 594.7% and 16.9%, respectively. On a reported basis, for the three and twelve months ended June 30, 2009, our effective tax rate, which is calculated as a percentage of loss or income before income taxes, was 35.6% and 57.4%, respectively. On an adjusted basis, for the three months and twelve months ended June 30, 2009, our effective tax rate was 28.0% and 20.8%, respectively.

SEGMENT NET SALES
The table below is a comparative summary of our net sales by reportable segment for the three and twelve months ended June 30, 2010 and 2009.

(In thousands)	Three Months Ended		% Increase (Decrease)		Twelve Months Ended		% Increase (Decrease)

	June 30, 2010	June 30, 2009	GAAP	Constant Rates (f)	June 30, 2010	June 30, 2009	GAAP	Constant Rates (f)

Segment Net Sales
North America Fragrance	$121,401	$116,432	4.3%	3.9%	$672,990	$662,235	1.6%	1.2%
International	95,684	85,225	12.2%	16.0%	384,447	366,361	4.9%	5.2%
Other	11,158	10,905	2.3%	2.3%	46,340	41,629	11.3%	11.3%

Total	$228,243	$212,562	7.4%	8.6%	$1,103,777	$1,070,225	3.1%	2.9%

(f)   Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The International segment net sales for the three and twelve months of fiscal 2009 exclude $2.8 million and $14.1 million, respectively, of gains associated with our foreign currency contracts for purposes of calculating our constant currency information.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	June 30, 2010	June 30, 2009

Cash	$26,881	$23,102
Accounts Receivable, Net	170,067	190,273
Inventories	271,058	318,535
Property and Equipment, Net	76,583	64,110
Exclusive Brand Licenses, Trademarks and Intangibles, Net	179,444	186,321
Goodwill	21,054	21,054
Total Assets	843,471	884,075
Short-Term Debt	59,000	115,000
Current Portion of Long-Term Debt	--	545
Current Liabilities	253,870	310,150
Long-Term Liabilities	236,984	237,147
Total Debt	277,699	338,911
Shareholders' Equity	352,617	336,778
Working Capital	306,524	286,611

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)
	Twelve Months Ended

	June 30, 2010	June 30, 2009

Net cash provided by operating activities	$113,959	$36,986
Net cash used in investing activities	(35,721)	(31,663)
Net cash used in financing activities	(74,337)	(7,529)
Net increase (decrease) in cash and cash equivalents	3,779	(3,294)

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, operating cash flow and returns on invested capital, and the costs, savings and benefits we expect in connection with our Global Efficiency Re-engineering initiative and related restructuring plan. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics and political instability in certain regions of the world;

*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact consumer confidence and demand, such as domestic or global recessions;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flow from operations to meet our debt service obligations and working capital requirements and the restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to product ingredients or other chemicals, or accounting standards or critical accounting estimates;

*

the success of, and costs associated with, our Global Efficiency Re-engineering initiative and related restructuring plan, including our transition to a turnkey manufacturing process and implementation of our new Oracle financial accounting and order processing system;

*

the potential for significant impairment charges relating to our trademarks, goodwill or other long-lived assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2009.

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